EXHIBIT 10.8
                                                                    ------------

                              AMENDED AND RESTATED
                                 LOAN CONVERSION
                                       AND
                             COMMON STOCK AGREEMENT

THE ORIGINAL LOAN CONVERSION AND COMMON STOCK AGREEMENT ("Agreement") made and effective July 31, 2000 by and between MedSolutions, Inc.(MSI) formerly known as EnviroClean International, Inc. or Advanced EnviroTech Systems, Inc., and Mark
M. Altenau, M.D. ("Altenau"), the Parties is hereby AMENDED AND RESTATED effective July 31, 2001.

Prior to July 31, 2000 MSI was indebted to Altenau in the amount of One-Million and no/100 Dollars ($1,000,000.00) for funds previously loaned to MSI with an extended maturity date of May 31, 2001 plus accrued interest.

MSI agreed to convert such prior debt to Altenau into shares of common stock of MSI as set forth below.

NOW THEREFORE, MSI and Altenau agreed as follows:

1. DEFINITIONS.

         A. "Obligation". All of the interest, principal and other amounts payable under the Notes and Agreements between the parties, dated prior to March 31, 1999, repayment of which was extended until May 31, 2001, under a Loan Extension Agreement dated May 31, 1999.

         B. "Extension". The due and payable date on above referenced notes was extended to May 31, 2001.

         C. "Interest". The annual percentage rate of interest shall be no more than ten percent (10%) per annum.

         D. "Conversion". All of the unpaid loan principal amounting to One-Million and no/100 Dollars ($1,000,000.00) was converted into One-Million-Eight-Hundred-Fifty-Thousand (1,850,000)
                  shares of ENVI Common Stock par value $0.001 per share at an average price of fifty-four and five hundreth cents ($0.5405) per share.

         E. "Accrued interest". All accrued interest associated with the unpaid loan to July 31, 2000 was paid to Altenau in the form of a new loan in the amount of One-Hundred-Sixteen-Thousand-Six-Hundred-Sixty-Six Dollars and
                  Sixty-Seven cents ($116,666.67), said new loan to bear interest at no more than ten percent (10%) per annum and to be payable on July 31, 2002.

         F. "New Loan". New loan will be secured by the so-called "IMCO Contract being negotiated with the Kingdom of Saudi Arabia," specifically from the royalties from the sale of an estimated twenty (20) EnviroClean EC-500 Systems to said customer and by the patented technology known as the EnviroClean Thermal Oxidation.

         G. "Repayment/Conversion." No principal payments on the new loan are allowed for a period of twenty-four (24) months from July 31, 2000 until July 31, 2002. The new loan principal and accrued interest thereon was convertible into shares of ENVI Common Stock par value $0.001 per share at the rate of One dollar and Fifty cents ($1.50) per share on a pre split basis.

         H. "Cash Investment." In consideration for accepting this agreement, Altenau agreed to make an additional cash investment in the following amount on July 31, 2000: A cash investment of Fifty-Thousand and no/100 Dollars ($50,000.00) in exchange for Fifty-Thousand (50,000) shares of MSI Common Stock par value $0.001 per share at a price of One dollar ($1.00) per share.

         I. "Further Cash Investment." In consideration for Altenau making further cash loans or advances available to MSI for working capital or other purposes during any period subsequent to July 31, 2000, Altenau and MSI amend this agreement as follows: (1) that such further loans or advances be added to the balance of the new loan principal and accrued interest discussed in items C and E through G above, (2) that the conversion price per share of the total of all loans and advances plus any accrued interest thereon be changed to permit the principal and accrued interest thereon to be converted into shares of MSI Common Stock par value $0.001 per share at the rate of One dollar and Twenty Five cents ($1.25) per share, and (3) that the security for the loans and advances and accrued interest thereon be extended to include all other tangible and intangible property and assets of MSI and of any subsidiary thereof.


2. REPRESENTATIONS AND WARRANTIES OF MSI.
MSI represents and warrants to Altenau that this Agreement is in full satisfaction of the original extended obligation to Altenau. MSI further represents that it has used its best efforts to negotiate on Altenau's behalf Altenau's right to sell up to $1,500,000.00 worth of common stock through Lilly Beter Capital Group, Inc. (LBCG) following the issuance of the LBCG Firm Commitment Letter to ENVI by LBCG under the terms specified in the Letter of Intent dated June 26, 2000 and a successful Form SB10 registration by MSI which results in MSI becoming a publicly traded stock on the OTC markets.

3. FINAL AGREEMENT.

This Amended and Restated Loan Conversion and Common Stock Agreement constitutes the final agreement and understanding between the parties on the subject matter hereof and supersedes all prior understandings or agreements whether oral or written. This Agreement may be modified only by a further writing that is duly executed by both parties.

4. HEADINGS.
Headings used in this Amended and Restated Loan Conversion and Preferred Stock Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, Mark M. Altenau, M.D. and MedSolutions, Inc. have executed this Amended and Restated Loan Conversion and Common Stock Agreement on July 31, 2001.


                                               MEDSOLUTIONS, INC.


/s/ MARK ALTENAU                               By:  /s/ MATTHEW H. FLEEGER
------------------                                 -----------------------------
Mark Altenau, M.D.                                 Matthew H. Fleeger, President